                                                                      EXHIBIT 4

                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                              WHITNEY NATIONAL BANK
                                       AND
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

         This Loan Agreement (the "Agreement"), made on this 20th day of March, 1998, by and between Whitney National Bank ("Bank") and Central Louisiana Electric Company, Inc. ("Borrower").

                                 I. DEFINITIONS

        1.01 For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         "Advance" shall mean a disbursement of a loan in accordance herewith.

         "Available Commitment" shall have the meaning ascribed to such term in
Section 2.01.

         "Base Rate" shall mean that rate of interest as published or recorded by Bank from time to time as its prime lending rate with the rate of interest to change when and as said prime lending rate changes, which prime lending rate is not necessarily the lowest interest rate charged by Bank.

         "Base Rate Loan" shall mean any Loan to Borrower which accrues interest at the Base Rate at the time of the occurrence thereof or conversion thereto.

         "Borrower's Agent" shall mean any one of the individuals whose names are set forth in Schedule I to this Agreement or any other person subsequently authorized by a corporate resolution, duly authorized and adopted by the Borrower's board of directors in form acceptable to Bank. Until Borrower notifies Bank in writing of the withdrawal of Borrower's Agent's rights and powers, Bank shall be able to rely conclusively upon the Borrower's Agent's right to borrow and incur Loans and to make conversions thereof on behalf of Borrower.

         "Business Day" shall mean any day on which banks are required to be open to carry on normal business in the State of Louisiana.

         "Capital Lease Obligations" shall mean, with respect to any Person, obligations of such Person with respect to leases which, in accordance with GAAP, are required to be capitalized on the financial statements of such Person.

         "Common Equity" shall mean, as of any date of determination, an amount equal to the sum of (i) common Stock of Borrower, (ii) premium on capital Stock of Borrower (as such term is used in the Financial Statements) and (iii) retained earnings of the Borrower, determined on a Consolidated basis in accordance with GAAP.

         "Consolidated" shall mean the Borrower and its Subsidiaries which are consolidated for financial reporting purposes in accordance with GAAP.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any return on any investment made by another Person or any Indebtedness, lease, dividend or other obligation of any other Person in any manner, whether contingent or whether directly or indirectly, including, without limitation, any obligation in respect of the liabilities of any partnership in which such other Person is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such other Person and its separate Property. The amount of any Contingent Obligation of a




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Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

         "Financial Statements" shall have the meaning ascribed to such term in
Section 4.01(i).

         "Indebtedness" shall mean, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent that such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (v) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carrier's , warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (vi) obligations under Capital Lease Obligations and (vii) Contingent Obligations.

         "Interest Period" shall mean with respect to each Libor Rate Loan:

                  (i) initially, the period commencing on the date of such Loan and ending 1, 2 or 3 months thereafter (or such other period agreed upon in writing by Borrower and Bank), as Borrower may elect in the applicable Advance request; and

                  (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending 1, 2 or 3 months thereafter (or such other period agreed upon in writing by Borrower and Bank), as Borrower may elect pursuant to Section 2.03(b);

                  provided that:

                  (iii) subject to clause (iv) below, if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately next preceding Business Day; and

                  (iv) no Interest Period for a LIBOR Loan shall extend beyond the last day of the Line of Credit Period.

         "Libor Base Rate" shall mean, for an Interest Period, (a) the Libor Index Rate for such Interest Period, if such rate is available, and (b) if the Libor Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to Bank as of the opening of business of Bank or as soon thereafter as practicable on the first day of such Interest Period by two (2) or more major banks in the London interbank market selected by Bank for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Libor Rate Loan requested by Borrower to be made available by Bank. As used herein, "Libor Index Rate" means, for any Interest Period, the London interbank offered rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3875 as of 9:00 a.m. (New Orleans time) on the first day of such Interest Period.

         "Libor Rate" shall mean the Libor Base Rate plus 15 basis points
(.15%).



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         "Libor Rate Loan" shall mean any Loan to Borrower which accrues interest at the Libor Rate at the time of the occurrence thereof or conversion thereto.

         "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, judgment, garnishment, seizure, tax lien or levy (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any capitalized lease, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Line of Credit" shall mean the credit facility made available by Bank to Borrower pursuant to Section 2.01.

         "Line of Credit Period" shall mean the period commencing on the date hereof and ending on December 31, 1998, or such later date that may be established pursuant to the last sentence of Section 2.01 hereof.

         "Loans" shall mean the loans to Borrower described in Section 2.01, with each being a Loan, as applicable and shall include all principal, interest, attorney's fees and costs owed thereon.

         "Loan Documents" shall mean this Agreement and the promissory note evidencing the Loans.

         "Material Adverse Effect" shall mean a material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

         "Permitted Liens" shall mean (i) pledges or deposits by the Borrower or any of its Subsidiaries under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Borrower or any of its Subsidiaries) or leases (other than capitalized leases) to which the Borrower or any of its Subsidiaries is a party, or deposits to secure statutory obligations of the Borrower or any of its Subsidiaries or deposits of cash or U.S. Government Bonds to secure surety or appeal bonds to which the Borrower or any of its Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of Borrower or any Subsidiary of Borrower; (iii) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance; (iv) Liens for property taxes not yet delinquent and Liens for property taxes the payment of which is being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of Borrower or any Subsidiary of Borrower; (v) the Indenture of Mortgage dated as of July 1, 1950 between Borrower and First National Bank of Commerce in New Orleans, as amended and supplemented, and (vi) survey exceptions, issues with regard to merchantability of title, easements or reservations of, or rights of others for rights-of-way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property incidental to the conduct of the business of the Borrower or any of its Subsidiaries or to the ownership of its property which were not incurred in connection with Indebtedness of the Borrower or any Subsidiary of Borrower, which Liens do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business taken as a whole of the Borrower and its Subsidiaries.



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         "Person" shall mean any individual, firm, partnership, joint venture, corporation, association, business enterprise, limited liability company, joint stock company, unincorporated association, trust, governmental authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

         "Plan" shall mean any employee benefit plan which is covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and in respect of which Borrower is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA, including, without limitation, The Central Louisiana Electric Company, Inc. 401(k) Savings and Investment Plan ESOP Trust, as the same may be amended, supplemented or otherwise modified from time to time.

         "Stock" shall mean, any and all shares, rights, interests, participations, warrants or other equivalents (however designated) of corporate stock.

         "Subsidiary" shall mean, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

         "Telerate Page 3875" means the display designated as "Page 3875" of the Dow Jones Telerate Service (or such other page as may replace Page 3875 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar Deposits).

         "Total Capitalization" shall mean the difference between (a) the sum of
(i) preferred Stock of the Borrower (less deferred compensation relating to unallocated convertible preferred Stock of the Borrower held by any Plan), plus
(ii) common Stock of the Borrower and any premium on capital Stock thereon (as such term is used in the Financial Statements), plus (iii) retained earnings of the Borrower, plus (iv) all Indebtedness of the Borrower (net of unamortized premium and discount (as such term is used in the Financial Statements)), and
(b) treasury Stock of the Borrower.

         "Type" shall mean, as to any Loan, its nature as either a Base Rate Loan or a Libor Rate Loan.

        1.02 OTHER DEFINITIONAL PROVISIONS.

         (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates or other document made or delivered pursuant hereto unless the context shall otherwise require.

         (b) Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Likewise, the definitions of words used in the singular herein shall also apply to such words when used in the plural and vice versa, unless the context shall otherwise require.

         (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (d) Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.



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        1.03. ACCOUNTING TERMS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                                  II. THE LOAN

        2.01 LOANS. Subject to the due and faithful performance of the terms and conditions of this Agreement and in any instrument or agreement executed contemporaneous herewith or as a consequence hereof and in accordance with the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower from time to time during the Line of Credit Period in an aggregate outstanding principal amount not to exceed the sum of Twenty-Five Million and No/100 ($25,000,000.00) Dollars (the "Available Commitment"); provided however any Advance shall be in increments of $100,000.00 or greater and any Advance shall accrue interest of the same Type and Interest Period. The obligation of the Borrower to repay the loans shall be evidenced by a promissory note made payable to the order of Bank in the principal sum of $25,000,000.00, a copy of which is attached hereto as Exhibit A. The outstanding principal balance of the Loans shall accrue interest in accordance with Section 2.03 from date of each Advance until paid. Notwithstanding any provisions of this Agreement, all Loans hereunder shall mature and become due and payable at the end of the Line of Credit Period. The Line of Credit Period shall be extended through March 19, 1999 at the written request of Borrower if, before December 31, 1998, Borrower provides to Bank with the request a copy of an order of the Federal Energy Regulatory Commission which is in full force and effect and is not the subject of any pending or threatened appeal and which will allow Borrower to perform under this Agreement through March 19, 1999.

        2.02 (a) ADVANCE REQUEST. Upon the terms and subject to the conditions hereof and subject to the amount of such Advance not exceeding the Available Commitment, the Borrower may request an Advance under the Line of Credit during a Business Day between the hours of 9:00 a.m. and 4:00 p.m. (New Orleans time). If Bank receives the Borrower's proper request for an Advance by no later than 1:00 p.m. (New Orleans time), then Bank shall make the Advance in accordance herewith. If Bank receives the Borrower's request for an Advance later than 1:00 p.m. (New Orleans time), then Bank shall make the Advance in accordance herewith on the next Business Day. Each request for an Advance shall be made either by telephone calls to Bank or in writing, by delivering to Bank by mail, hand-delivery, or facsimile a request (i) specifying the amount to be borrowed
(ii) specifying the date the funds will be advanced, (iii) specifying the Type of Loan to be made and its Interest Period, and (iv) complying with the requirements of this Section. Bank shall have the right to verify the telephone requests by calling the person who made the request at the telephone number identified by the Borrower. If the Advance request is by telephone, the Borrower will confirm said request in writing within two (2) Business Days. All such Advance requests shall be made by the Borrower's Agent. Borrower agrees that only its duly authorized Borrower's Agent shall make an Advance request. Prior to making any Advance, Bank may require that Borrower furnish to Bank a certificate of an officer of Borrower certifying (i) that the borrowing capacity of Borrower pursuant to committed lines of credit with banks, including that provided under this Agreement, does not exceed the aggregate principal amount of $125,000,000, as established in resolutions of the board of directors of the Borrower adopted on January 24, 1997 and March 16, 1998, or such other amount as may be established by any subsequent resolution of the board of directors and
(ii) (a) if the Advance is requested on or before December 31, 1998, that the outstanding aggregate principal amount of short-term indebtedness (indebtedness maturing not more than one year after the date of issue) issued by Borrower, including that provided for under this Agreement, does not exceed $145,000,000 or (b) if the Advance is requested after December 31, 1998 and if the Line of Credit Period is extended through March 19, 1999 pursuant to Section 2.01 hereof, that the aggregate principal amount of short-term indebtedness issued by Borrower, including that provided for under this Agreement, does not exceed the amount of short-term indebtedness which



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Borrower would be authorized to issue by order of the Federal Energy Regulatory
Commission, as contemplated by Section 2.01 hereof.

         (b) CREDIT ADVICE. After the borrowing of any Advance under the Line of Credit in accordance with this Agreement, Bank will mail to the Borrower an advice showing the amount of the Advance and the amount of funds credited into the Borrower's account. All Advances shall either (1) be credited to a demand deposit account (the "Account") maintained by the Borrower with Bank or (2) transferred by the Bank to an account of the Borrower at another financial institution in accordance with the wire transfer instructions set forth in
Schedule II to this Agreement. Any request to transfer funds from the Account by wire transfer shall be governed by Bank's standard Funds Transfer Agreement properly completed and executed by the Borrower. Bank's failure to mail the credit advice shall not alter the Borrower's obligation to repay the Loans or make the Bank liable to the Borrower for failure to mail the credit advice.

         (c) INTERNAL RECORDS SHALL CONTROL. The principal amount shown on the face of the note evidencing the Loans evidences the maximum aggregate principal amount that may be outstanding from time to time under the Loans. The Borrower agrees that the internal records of Bank shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on the Loans from time to time, (ii) the amount of each Advance or Loan made to the Borrower and (iii) the amount of each principal and/or interest payment received by Bank on the Loans.

        2.03 (a) INTEREST RATES; INTEREST PAYMENTS. The unpaid principal balance of the Loans shall accrue interest, at the Borrower's option, either at: (i) the Base Rate or (ii) the Libor Rate; provided that if any LIBOR Rate Loan or any portion thereof shall, as a result of clause (iv) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Interest on the outstanding principal owed on the Loans shall be computed and assessed on the basis of the actual number of days elapsed over a year composed of 360 days. Interest shall be payable on all Base Rate Loans quarterly in arrears on the last day of each quarter (or the immediate subsequent Business Day if any such last day is not a Business Day) and at maturity. Interest shall be payable on each Libor Rate Loan for each Interest Period on the last day thereof.

          (b) DURATION OF INTEREST PERIODS AND SELECTION OF INTEREST RATES. The commencement date and duration of the initial Interest Period for each Libor Rate Loan shall be as specified in the applicable Advance request. Borrower shall elect the duration of each subsequent Interest Period applicable to such Libor Rate Loan or elect to convert to a Base Rate Loan (and Borrower shall have the option (x) in the case of any Base Rate Loan, to elect that such Loan become a Libor Rate Loan and the Interest Period to be applicable thereto or (y) in the case of any Libor Rate Loan, to elect that such Loan become a Base Rate Loan), by giving notice of such election to Bank by 1:00 p.m. (New Orleans time) on the last day of the then expiring Interest Period (in the case of an existing Libor Rate Loan) or on the date of the requested conversion of a Base Rate Loan to a Libor Rate Loan, as applicable; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of Bank under Section VI hereof, so long as any Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any Libor Rate Loan or to convert any Base Rate Loan into a Libor Loan. All Libor Rate Loans, whether by conversion or by an Advance, shall be in increments of $100,000.00 or greater. All Loans which bear interest at a particular Libor Rate for a particular Interest Period shall constitute a single Libor Loan. Notwithstanding the foregoing, the duration of each Interest Period shall be subject to the provisions of the definition of Interest Period.

         (c) FAILURE TO ELECT. If Bank does not receive a notice of election for the continuation of a Libor Rate Loan for a subsequent Interest Period pursuant to subsection (b) above within the applicable time limits specified therein, Borrower shall be deemed to have elected to convert such Libor Loan on the last day of



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the current Interest Period with respect thereto to a Base Rate Loan in the principal amount of such expiring Libor Rate Loan on such date.

         (d) RELIANCE ON COMMUNICATIONS. Borrower hereby authorizes Bank to rely on telephonic, telegraphic, telecopy, telex or written or oral instructions believed by Bank in good faith to have been sent, delivered or given by Borrower's Agent with respect to any request to make a Loan or a repayment hereunder, to continue a Loan, or to convert any Base Rate Loan or Libor Rate Loan to any other type of Loan available hereunder, and on any signature which Bank in good faith believes to be genuine.

        2.04 FACILITY FEE. Borrower shall pay to Bank, in arrears, on the last Business Day of each calendar quarter during the Line of Credit Period and on the last day of the Line of Credit Period, an annual facility fee of .05% of the Available Commitment calculated on the basis of the actual number of days elapsed over a year of 365/366 days as the case may be.

        2.05 PREPAYMENT. Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part in amounts aggregating $100,000.00 or any larger multiple thereof, without penalty by paying all or a portion of the unpaid principal balance of the Loans, as applicable, plus accrued interest through the date of prepayment; provided that, Borrower shall not have the right to prepay a Libor Rate Loan through the making of a Libor Rate Loan.

        2.06 INCREASED COSTS. ILLEGALITY. ETC. In the event that Bank shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

             (i) at any time, that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Libor Rate; or

             (ii) at any time, that Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Libor Rate Loan because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to Bank of the principal or interest on such Libor Rate Loan (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Bank) or
             (B) a change in official reserve requirements; or

             (iii) at any time, that the making or continuance of any Libor Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Bank in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

then, and in any such event, Bank shall promptly give notice (by telephone confirmed in writing) to the Borrower. Thereafter (x) in the case of clause (i) above, Libor Rate Loans shall no longer be available until such time as Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, and any Advance request or request to continue or convert given by the Borrower with respect to Libor Rate Loans which have not yet been incurred, continued or converted shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or



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

otherwise as agreed to by Bank and the Borrower) as shall be required to compensate Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Bank, showing the basis for the calculation thereof, submitted to the Borrower by Bank in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower agrees that if the affected Libor Rate Loan is then being requested initially such Loan will be made as a Base Rate Loan or if the affected Libor Rate Loan is then outstanding, such Loan shall be converted into a Base Rate Loan. Bank agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to Bank, Bank's obligations to make Libor Rate Loans and to convert Loans into Libor Rate Loans on the terms and conditions contained herein shall be reinstated.

        2.07 USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans for general corporate purposes.

                               III. LOAN DOCUMENTS

        3.01 OPINION OF BORROWER'S COUNSEL. At Closing or at such other time satisfactory to Bank, Borrower shall have counsel satisfactory to Bank provide an opinion to Bank in form satisfactory to Bank relating to the Loan Documents.

        3.02 CLOSING COSTS. Borrower agrees to pay all reasonable costs and fees incurred by the Bank and counsel for the Bank in the preparation of or in connection with the Loan Documents or in connection with the Loans.

            IV. WARRANTIES, REPRESENTATIONS AND COVENANTS OF BORROWER

        4.01 REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement and make the Loans, Borrower hereby represents, warrants and covenants to Bank, the following:

         (a) Borrower is a validly organized corporation duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary.

         (b) The making and performance by Borrower of this Agreement, the borrowing by Borrower and the execution of the Loan Documents by Borrower, all as provided herein, have been duly authorized by all necessary corporate action and have not resulted and will not result in a breach of, or constitute a default under any agreement, indenture or other instrument to which Borrower is a party or by which Borrower is bound which could have a Material Adverse Effect.

         (c) No further consent or approval of any governmental agency or authority required in connection with the execution, delivery and performance by Borrower of the Loan Documents is required.

         (d) All Loan Documents are legal, valid and binding obligations of Borrower enforceable according to their terms and conditions, and all statements made in this Agreement are true and correct as of the date hereof.

         (e) To the extent applicable, Borrower and each of its Subsidiaries has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the



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
Internal Revenue Code, and has not incurred any liability to the Pension Benefit Guaranty Corporation or to a Plan under Title IV of ERISA which the failure to comply with could have a Material Adverse Effect.

         (f) Neither Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of (i) any of the obligations, covenants or conditions contained in any indenture, agreement or other instrument to which it is a party or (ii) any judgment, order, writ, injunction, decree or decision of any government agency or authority, and which could have a Material Adverse Effect. It shall not be considered that Borrower or any Subsidiary of Borrower is in default under clause (i) of this subsection (f) by virtue of the provisions of any indenture, agreement or other instrument to which it is a party solely because the holder of any obligation of Borrower or any Subsidiary of Borrower shall have the right to declare or has declared such obligation due and payable prior to a stated maturity date by virtue of a right of redemption or has the right to declare but has not declared such obligation due and payable because of a material adverse change in the financial condition of Borrower or any Subsidiary of Borrower.

         (g) Neither Borrower nor any Subsidiary of Borrower has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the Financial Statements. There is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries which involves the possibility of any judgment, order, ruling, or liability not fully covered by insurance or fully reserved for by the Borrower or any of its Subsidiaries, and which could have a Material Adverse Effect.

         (h) Borrower and each of its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon Borrower or any of its Subsidiaries or upon any property owned by Borrower or any of its Subsidiaries, or upon Borrower's or its Subsidiary's income, which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

         (i) Each of the Borrower and its Subsidiaries has good and marketable title to all of its property, title to which is material to the Borrower or such Subsidiary, subject to no Liens, except Permitted Liens.

         (j) Each of Borrower and its Subsidiaries has complied in all material respects with all laws that are applicable to all or any part of the operation of its business activities, including, without limitation, (i) all laws regarding the collection, payment, and deposit of employees' income, unemployment, social security, sales, and excise taxes, all laws with respect to pension liabilities, and (ii) all laws pertaining to environmental protection and occupational safety and health which the failure to comply with could have a Material Adverse Effect.

         (i) Borrower has heretofore delivered to Bank copies of its Form 10-K for the fiscal year ending December 31, 1996, containing the audited Consolidated Balance Sheets of the Borrower and its Subsidiaries and the related Consolidated Statements of Operations, Stockholder's Equity and Cash Flows for the period then ended, and its Form 10-Q for the fiscal quarter ended September 30, 1997, containing the unaudited Consolidated Balance Sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with the related Consolidated Statements of Operations and Cash Flows through such fiscal quarter then ended (with the applicable related notes and schedules, the "Financial Statements"). The Financial Statements submitted by Borrower to Bank have been prepared in accordance with GAAP and fairly present the Consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein and since the date of such statements, the Borrower and each of its Subsidiaries has conducted its business only in the ordinary course and there has been no Material Adverse Change.

        4.02 AFFIRMATIVE COVENANTS. From the date of this Agreement and so long as any Loan shall be outstanding, unless compliance shall have been waived in writing by Bank, Borrower shall:

         (a) Maintain, as of the last day of each fiscal quarter, Common Equity equal to at least 30% of Total Capitalization.

         (b) Furnish to Bank:

             (i) As soon as available, but in any event within 120 days after the end of each fiscal year, a copy of Borrower's annual report on Form 10-K in respect of such fiscal year required to be filed by Borrower with the SEC, together with the financial statements attached thereto;

             (ii) As soon as available, but in any event within 60 days after the end of each fiscal quarter, a copy of the Borrower's quarterly report on Form 10-Q in respect of such fiscal quarter required to be filed by the Borrower with the SEC, together with the financial statements attached thereto;

             (iii) Within 60 days after the end of each of the first three fiscal quarters (120 days after the end of the last fiscal quarter), a certificate of the chief financial officer of the Borrower (or such other officer as shall be acceptable to Bank) as to Borrower's compliance, as of such fiscal quarter ending date, with Section 4.02(a), and as to the occurrence or continuance of no Default as of such fiscal quarter ending date and the date of such certificate; and

             (iv) immediately upon becoming aware of the occurrence of any event which constitutes a Default (as hereinafter defined) or which could constitute a Default with the passage of time or the giving of notice, or both, provide written notice of such occurrence together with a detailed statement by Borrower of the steps being taken by Borrower to cure the effect of such event.

         (c) Comply, and cause each of its Subsidiary's so to do, in all material respects with all laws that are applicable to all or any part of the operation of its business activities, including, without limitation, (i) all laws regarding the collection, payment, and deposit of employees' income, unemployment, social security, sales, and excise taxes, all laws with respect to pension liabilities, and (ii) all laws pertaining to environmental protection and occupational safety and health which the failure to comply with could have a Material Adverse Effect.

         (d) Pay and discharge, and cause each of its Subsidiary's so to do, all taxes, assessments and governmental charges or levies imposed upon it, or upon its income and profits prior to the date on which penalties might attach thereto and all lawful claims which, if unpaid, might become a lien or charge upon the assets of Borrower or any of its Subsidiaries (other than a Permitted Lien); provided, however, that Borrower and its Subsidiaries shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the legality thereof shall be contested in good faith and by appropriate proceedings and for which the Borrower and its Subsidiaries have provided adequate reserves.

         (e) Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Bank, upon written request of Bank, full information as to the insurance carried.

         (f) At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all property necessary to the operation of the Borrower's or such Subsidiary's material businesses.

         (g) Obtain or maintain, as applicable, and cause each of its Subsidiaries to obtain or maintain, as applicable, in full force and effect, all licenses, franchises, intellectual property, permits, authorizations and other rights as are necessary for the conduct of its business and the failure of which to obtain or maintain could, individually or collectively, have a Material Adverse Effect.

         (h) Observe and comply, and cause each of its Subsidiaries to observe and comply, (to the extent necessary so that any failure will not have a Material Adverse Effect) with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, agencies, departments, divisions, commissions, boards, courts, authorities, officials and officers, domestic or foreign.

         (i) Promptly notify Bank of (i) the arising of any litigation or dispute, threatened against or affecting assets of Borrower or any Subsidiary of Borrower, which, if adversely determined, could have a Material Adverse Effect; or (ii) any act of Default under this Agreement, or any material default under any other contract to which Borrower or any of its Subsidiaries is a party which could have a Material Adverse Effect.

         (g) Provide Bank with information that the Bank deems reasonably necessary to monitor the Loans.

         (h) Cure, within a reasonable period of time, any defects in the creation, execution and delivery of the Loan Documents. Borrower at its expense will promptly execute and deliver to Bank upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in the Loan Documents.

        4.03 NEGATIVE COVENANTS. From the date of this Agreement and so long as any Loan shall be outstanding, Borrower shall not without the prior written consent of Bank:

         (a) sell or lease all, or substantially all, of its assets or permit any of its Subsidiaries so to do;

         (b) at any time, make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, any Person other than a Subsidiary, or permit any of its Subsidiaries so to do, other than loans, advances or arrangements the total amount of which, when added to the total consideration paid by the Borrower and its Subsidiaries in connection with all mergers, consolidations and acquisitions of or by the Borrower and its Subsidiaries during the Line of Credit Period, shall not exceed the greater of
(i) $110,000,000 or (ii) 10% of total assets as of the most recently completed fiscal quarter;

         (c) mortgage or encumber any of its assets or suffer any Liens to exist on any of its assets other than Permitted Liens or permit any of its Subsidiaries so to do;

         (d)      assign this Agreement or any interest herein; or

         (e) merge or consolidate with any other Person, or permit any of its Subsidiaries so to do, except that the Borrower or any of its Subsidiaries may merge or consolidate with another corporation, if (i) permitted under the terms and conditions of that certain Revolving Credit Agreement by and among Borrower, the Lenders Party thereto and The Bank of New York, as Agent dated as of June 15, 1995, (ii) the merger or consolidation would not have a Material Adverse Effect and (iii) in the case of a merger or consolidation involving Borrower, the "surviving corporation" expressly assumes the Loan Documents.

                           V. EACH EXTENSION OF CREDIT

         The Bank will not be obligated to make any Loan if:

         (a) The representations and warranties of Borrower contained in this Agreement are not true and correct on and as of the date of the Loan;

         (b) Borrower has failed to observe or perform promptly when due any covenant, agreement, or obligation under this Agreement or under any of the other Loan Documents;

         (c) A material adverse change in the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred; or

         (d) A Default shall have occurred and be continuing, or there shall have occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute a Default.

                                  VI. DEFAULTS

        6.01 DEFAULT. The occurrence of any of the following events shall be considered a "Default" as that term is used herein:

         (a) the failure of Borrower to pay promptly when due any interest or principal on any of the Loans;

         (b) the failure of Borrower to observe or perform promptly when due any covenant, agreement, or obligation under this Agreement or under any of the other Loan Documents;

         (c) the material inaccuracy at any time of any warranty, representation, or statement made to Bank by Borrower, whether such warranty, representation, or statement is made (i) in this Agreement, or (ii) in any other agreement, document, or writing;

         (d) the occurrence of an "Event of Default" under that certain Revolving Credit Agreement by and among Borrower, the Lenders Party thereby and The Bank of New York, as Agent dated as of June 15, 1995;

         (e) any obligation(s) of the Borrower (other than the Loans) or any of its Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or operating leases in excess of $10,000,000 in the aggregate (i) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, (ii) shall not be paid when due or within any grace period (as such grace period may be extended from time to time pursuant to and in accordance with the documentation evidencing such obligation) for the payment thereof, or (iii) any holder of any such obligation shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; provided, however, that it shall not be considered that a Default has occurred by virtue of subsections (d) and (e) of Section 6.01 solely because the holder of any obligation of Borrower shall have the right to declare or has declared such obligation due and payable prior to a stated maturity date by virtue of a right of redemption or has the right to declare but has not declared such obligation due and payable because of a material adverse change in the financial condition of Borrower;

         (f) The Borrower or any of its Subsidiaries shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors,
(iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property,
(ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or such Subsidiary;

         (g) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any of its Subsidiaries bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any of its Subsidiaries under the United states bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries or of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any of its Subsidiaries, and any such decree or order continues unstayed and in effect for a period of 45 days;

         (h) Judgments or decrees against the Borrower or any of its Subsidiaries aggregating in excess of $10,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 days;

         (i) Any Loan Documents shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

         (j) Any authorization or approval or other action by any governmental agency or authority required for the execution, delivery or performance of the Loan Documents shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect.

        6.02 NOTICE OF DEFAULT AND REMEDIES. In the event of a Default and such Default continues for a period of thirty (30) days (five (5) days for the failure to make a payment of principal or interest under the Loans) after Bank has given written notice of such Default to Borrower or after Borrower shall have obtained knowledge of such Default, then, at the option of Bank, the Loans shall be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and Bank may exercise any and all rights and remedies which Bank may have under the Loan Documents and/or under applicable law.

        6.03 NO OBLIGATION TO LEND. In the event of a Default, Bank shall have no obligation to make any Loan.

                               VII. MISCELLANEOUS

        7.01 AMENDMENTS AND WAIVERS. Neither this Agreement, nor any provisions hereof, may be changed, waived, discharged or terminated orally, or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        7.02 NO THIRD PARTY BENEFICIARY. This Agreement is solely for the benefit of the parties and is not a stipulation for the benefit of any other person or entity except for any approved assignee of Borrower and any assignee of Bank.

        7.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Louisiana.

        7.04 INVALIDITY. In the event that any one or more of the provisions contained in the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Loan Documents.

        7.05 CONFLICT. In the event any of the provisions of this Agreement conflict with any provisions contained in any other Loan Documents, the provisions of this Agreement shall govern. This Agreement supersedes and replaces the Loan Agreement between Bank and Borrower, dated March 20, 1997.

        7.06 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.

        7.07 NOTICES. Except as provided for in Sections 2.02(a), 2.03(b) and 2.06, all communications under or in connection with this Agreement shall be in writing and shall be mailed by first class mail or express delivery, postage prepaid, or otherwise sent by telex, telegram, telecopy or other similar form of rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered:

          To Bank:               Whitney National Bank
                                 228 St. Charles Avenue
                                 New Orleans, Louisiana 70130
                                 Attn:    John J. Zollinger, IV
                                          Assistant Vice President
                                 Telecopier: (504) 552-4622
                                 Telephone: (504) 552-4586

          With a copy to:        Roy E. Blossman
                                 Carver, Darden, Koretzky, Tessier,
                                 Finn, Blossman & Areaux, L.L.C.
                                 Energy Centre
                                 Suite 2700, 1100 Poydras Street
                                 New Orleans, Louisiana 70163
                                 Telecopier:  (504) 585-3801
                                 Telephone:  (504) 585-3807

          To Borrower:           Mr. Todd J. Marye
                                 Director, Financing and Cash Management
                                 Central Louisiana Electric Company, Inc.
                                 2030 Donahue Ferry Road
                                 Pineville, LA 71360
                                 Telecopier: (318) 484-7697
                                 Telephone: (318) 484-7541

          With a copy to:        Mr. William O. Bonin
                                 P.O. Box 10030
                                 New Iberia, LA 70562-0030
                                 Telecopier:  (318) 364-5795
                                 Telephone:  (318) 364-5762

        7.08 COUNTERPARTS. This Agreement may be executed in several counterparts and if executed shall constitute the agreement, binding upon all the parties hereto, notwithstanding all the parties are not signatories to the original and same counterparts.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day, month and year hereinabove first written.

                                       BANK:

                                       WHITNEY NATIONAL BANK

                                       By: /s/ John J. Zollinger, IV
                                           ------------------------------------

                                       Its: Assistant Vice President
                                            -----------------------------------

                                       BORROWER:

                                       CENTRAL LOUISIANA ELECTRIC
                                       COMPANY, INC.

                                       By: /s/ Michael P. Prudhomme
                                           ------------------------------------

                                       Its: Secretary-Treasurer
                                            -----------------------------------